The Hamilton, Miami, FL

Third Quarter 2022

Earnings Release and Supplemental Schedules

Aimco

CREATING VALUE

Table of Contents

Page
3	Earnings Release
10	Consolidated Statements of Operations
11	Consolidated Balance Sheets
12	Schedule 1 – EBITDAre and Adjusted EBITDAre
13	Schedule 2 – Aimco Leverage and Maturities
14	Schedule 3 – Aimco Portfolio
15	Schedule 4 – Aimco Capital Additions
16	Schedule 5 – Aimco Development and Redevelopment Project Summaries
17	Schedule 6 – Stabilized Operating Properties
18	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
19	Schedule 8 – Net Asset Value Components
20	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

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Aimco Provides Recent Highlights and Third Quarter Financial Results

Denver, Colorado, November 7, 2022 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today third quarter results for 2022 and provided highlights on recent activities.

Wes Powell, Aimco President and Chief Executive Officer, comments: “Aimco had a productive third quarter, building on the accomplishments of the first half of 2022 and effectively positioning the company in the face of rapidly shifting market conditions. Aimco benefits from a strong balance sheet with limited near-term maturities, abundant liquidity and fully funded development commitments. We proactively monetized more than $900 million of assets during 2022, while also substantially adding to our high-quality development pipeline and opportunistically acquiring over one million shares of Aimco common stock.

"Our active developments and redevelopment projects remain on track. At The Hamilton, Aimco's major redevelopment in Miami, we welcomed residents to their new homes in October and are experiencing healthy demand for this unique waterfront property. The building is 35% leased at rental rates ahead of our original expectations.

"Our diversified portfolio of stabilized income producing properties continues to yield strong results, with revenues up 11.0% and net operating income up 15.8% year to date. New customer rent-to-income ratios remain comfortable at 21.6% while Aimco retained 56.1% of our residents whose leases were expiring during the quarter at rents 15.1% higher, on average, than the previous lease."

Mr. Powell continued, "Our work over the past few years has better positioned us to weather what are likely to be stormy business and capital markets conditions to come. We fully intend to execute on the development projects we have underway, we will lean on the steady cashflows produced by our portfolio of stabilized apartment communities, we will continue our efforts to source third party capital and make disciplined decisions in regard to the allocation of AIV’s capital; always focusing on its cost and the expected returns of its use on a risk adjusted basis.

"Finally, I am thankful to the Aimco team for their execution and good work, and to the Aimco Board of Directors for their engagement and guidance, as we continue to build, and unlock, value for Aimco shareholders.”

Financial Results and Recent Highlights

•
Net income attributable to common stockholders per share, on a fully dilutive basis, was $0.19 for the quarter ended September 30, 2022, compared to net income per share of $(0.03) for the same period in 2021, due primarily to net gains from real estate transactions in the third quarter, increased tax benefit, and higher net income from property operations.
•
As of October 31, 2022, total shareholder return ("TSR") since the December 15, 2020 separation from AIR was 57.9% and year-to-date was 3.1%.
•
Year-to-date through October 31, 2022, Aimco has repurchased more than 1.3 million shares of its common stock at a weighted average price of approximately $6.41 per share.
•
Third Quarter 2022 Revenue and NOI from Aimco’s Stabilized Operating Properties were up 11.5% and 17.5%, respectively, year over year, with average revenue per apartment home of $2,173, up $261 year over year.
•
Aimco closed the previously announced $669 million lease termination transaction with AIR that returned the four leased properties to AIR in exchange for a payment to Aimco of $200 million thereby

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eliminating the $469 million obligation related to these leased assets. Aimco's execution in the development and lease-up of these assets resulted in Value Creation, net of costs of approximately $100 million for shareholders.
•
Aimco completed the early repayment of the $534 million of notes due to AIR, originally scheduled to mature in January 2024.
•
Aimco exited the Seattle market, closing on the sales of two apartment communities for a total of $122 million.

Value Add, Opportunistic & Alternative Investments:

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s Value Add and Opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

As of September 30, 2022, Aimco had four active development and redevelopment projects located in four U.S. markets, in varying phases of construction and lease-up. These projects remain on track, as measured by budget and lease-up metrics. During the third quarter, Aimco invested $60.6 million in development and redevelopment activities. Updates include:

•
At The Hamilton in Miami, Florida, Aimco welcomed the first residents into redesigned and fully renovated units in early October 2022. As of October 31, 2022, 97 units were leased or pre-leased at rental rates more than 20% ahead of underwriting.
•
Construction continues on schedule and on budget at Upton Place in Northwest Washington, D.C., the Benson Hotel and Faculty Club on the Anschutz Medical Campus in Aurora, Colorado, and at our single-family home development project, Oak Shore, in Corte Madera, California.

Alternative Investments

Aimco makes alternative investments where it has special knowledge or expertise relevant to the venture and where opportunity exists for positive asymmetric outcomes. Aimco’s current alternative investments include a mezzanine loan secured by a stabilized multifamily property with an option to participate in future multifamily development as well as three passive equity investments. Updates include:

•
The borrower on Aimco’s $362.8 million mezzanine loan, which is secured by the Parkmerced stabilized multifamily property plus phases two through nine of the site's future development opportunity, remains current on its first mortgage obligations. Due to the relative size of Aimco’s investment and alternative accretive uses of capital, Aimco initiated a marketing effort in July to explore opportunities to monetize all or a portion of its investment. Increased uncertainty within financial and capital markets led us to extend the timeline related to this process and its execution.

Investment Activity

Aimco is focused on development and redevelopment, funded primarily through joint ventures. Aimco will also consider opportunistic investments in related activities. Updates include:

•
As previously announced, in July and August, Aimco closed on the purchase of two development parcels, completing the assemblage it contracted to acquire, for $100 million, in February 2022. The

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nine-acre assemblage is located in the rapidly growing Flagler Village neighborhood of Fort Lauderdale, Florida, and allows for approximately three million square feet of phased, mixed-use development, which could contain up to 1,500 residential units, more than 300 hotel keys, and more than 100,000 square feet of retail space at full build-out.

Operating Property Results

Aimco owns a diversified portfolio of operating apartment communities located in eight major U.S. markets with average rents in line with local market averages. Aimco also owns one commercial office building that is part of an assemblage with an adjacent apartment building.

Aimco’s operating properties produced solid results for the quarter ended September 30, 2022.

	Third Quarter					Year-to-Date
Stabilized Operating Properties	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2022	2021	Variance	2Q 2022	Variance	2022	2021	Variance
Average Daily Occupancy	96.0%	97.9%	(1.9)%	97.7%	(1.7%)	97.4%	97.7%	(0.3%)
Revenue, before utility reimbursements	$34.7	$31.1	11.5%	$33.1	4.7%	$100.0	$90.1	11.0%
Expenses, net of utility reimbursements	10.2	10.3	(0.7%)	10.4	(2.0%)	30.9	30.4	1.5%
Net operating income (NOI)	24.5	20.8	17.5%	22.7	7.8%	69.1	59.7	15.8%

*Excluded from the table above is one, 40-unit apartment community that Aimco’s ownership includes a partnership share.

•
Revenue in the third quarter 2022 was $34.7 million, up 11.5% year-over-year, resulting from a $261 increase in average monthly revenue per apartment home to $2,173, offset with a 190-basis point decrease in Average Daily Occupancy to 96.0%. In October, Average Daily Occupancy increased to 96.9%.
•
New lease rents increased 15.8% and Aimco retained 56.1% of residents whose leases were expiring during the quarter at rents 15.1% higher, on average, than the previous lease.
•
The median annual household income of new residents was more than $136,300 in the third quarter 2022, representing a rent to income ratio of 21.6%.
•
Expenses in the third quarter 2022 were down 0.7% due to a favorable nonrecurring 2022 real estate tax adjustments made within the quarter. Before real estate taxes, expenses, net of utility reimbursements were up 5.3%.
•
Net operating income in the third quarter 2022 was $24.5 million, up 17.5% year-over-year.

In addition, strong leasing momentum continued at 1001 Brickell Bay Drive, a waterfront office building in Miami, Florida, owned as part of a larger assemblage with substantial development potential. Year to date, September 2022, Aimco executed leases on over 76,000 square feet of office space, at rates per square foot 15% higher than leases executed in the same period of 2021. At the end of the third quarter 2022, the building was 84% occupied, up from 73% at the same time last year. Leases within the building have been executed on terms of less than four years or contain redevelopment provisions as needed to maximize the value of the underlying development rights.

Property Dispositions

Year to date, Aimco has sold three stabilized properties at values exceeding those used in Aimco's internal NAV estimate. Net proceeds from the sales were primarily used to reduce leverage. In the third quarter, Aimco completed the sale of two of the three properties sold:

•
In July, Aimco sold Cedar Rim, a 104-unit apartment community located in Renton, Washington, for $53.0 million.

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•
In August, Aimco sold 2900 on First, a 135-unit apartment community with 14,000 square feet of retail located in Seattle, Washington for $69.0 million.
•
As previously announced, in September Aimco closed the $669 million lease termination transaction with AIR that returned the four leased properties to AIR in exchange for a payment to Aimco of $200 million thereby eliminating the $469 million obligation related to these leased assets. Aimco's execution in the development and lease-up of these assets resulted in Value Creation, net of costs, of approximately $100 million for shareholders.

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including having at all times ample liquidity. As of September 30, 2022, Aimco had access to $375.4 million, including $206.3 million of cash on hand, $19.1 million of restricted cash, and the capacity to borrow up to $150.0 million on its revolving credit facility.

Aimco’s net leverage as of September 30, 2022, was as follows:

	as of September 30, 2022
Proportionate, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.)
Total non-recourse fixed rate debt	$781,296	8.4
Total non-recourse floating rate debt	79,712	1.7
Total non-recourse construction loan debt	85,470	1.9
Cash and restricted cash	(225,441)
Net Leverage	$721,037

As of September 30, 2022, Aimco had interest rate cap protection in place for 100% of its floating rate exposure. Aimco's interest hedging instruments, purchased to provide protection against increases in interest rates, were valued at $61.3 million versus a cost basis of $15.7 million.

Debt Repayments

•
Aimco completed the accelerated repayment of $534 million in notes, which carried a rate of 5.2%, prior to their maturity in January 2024. The early payoff, including $17.4 million of spread maintenance costs, was completed in July.
•
In September, Aimco retired the $138.4 million construction loan concurrent with the cancellation of the leasehold at Flamingo Point.

Property Financing

•
In August, Aimco closed a $60 million land loan secured by the three Flagler Village parcels. The loan has an initial term of 24 months with an option to extend for one additional 12-month period and has a floating interest rate equal to one-month Term SOFR plus a spread of 675 basis points with a floor of 8.00%.
•
In October, Aimco placed a non-recourse, $81.3 million property loan on its commercial office building, 1001 Brickell Bay Drive. The loan has an initial term of 36 months with options to extend for two additional 12-month periods and has a floating interest rate equal to one-month Term SOFR plus a spread of 450 basis points with a floor of 6.00%.

Equity Financing

•
In July, Aimco closed a $102 million, 8% preferred equity financing on a portfolio of stabilized assets with an equity partner. The financing has a seven-year term but is fully pre-payable after 48 months.

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•
In August, Aimco entered into an agreement with the Alaska Permanent Fund Corporation (APFC) to fund up to $1 billion of future Aimco-led multifamily developments. Pursuant to the agreement, APFC will fund up to $360 million of limited partner equity into projects meeting specific criteria, including, among other items, return thresholds and minimum project size. Aimco will act as the general partner and developer, committing to at least $40 million through funding or the contribution of assets, while earning customary fees and the opportunity for performance-based incentive fees.

Public Market Equity

Common Stock Repurchases

•
In the third quarter, Aimco repurchased 73,444 shares of its common stock at a weighted average price of $7.14 per share. Aimco repurchased an additional 492,445 shares in October at a weighted average price of $7.01 per share. Year to date, as of October 31, 2022, Aimco repurchased 1,308,053 shares of its common stock at a weighted average price of $6.41 per share.
•
As of October 31, 2022, Aimco had the authorization remaining to purchase approximately 14.4 million additional shares of its common stock.

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

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About Aimco

Aimco is a diversified real estate company primarily focused on value add, opportunistic, and alternative investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado and Bethesda, Maryland. Our investment platform is managed by experienced real estate professionals based in four regions of the United States: West Coast, Central and Mountain West, Mid-Atlantic and Northeast, and Southeast. The experience and in-depth local market knowledge of the Aimco team is essential to the execution of our mission and realization of our vision.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Sr. Director, Capital Markets and Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

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Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to, the statements in this document regarding our future plans and goals, including our pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, and our plans to form joint ventures. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Aimco that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statement. Important factors, among others, that may affect actual results or outcomes include, but are not limited to: (i) the risk that the 2022 plans and goals may not be completed, as expected, in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of the pipeline investments and projects, and (iii) changes in general economic conditions, including, increases in interest rates and as a result of the COVID-19 pandemic. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

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Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUES:
Rental and other property revenues	$47,683	$42,893	$148,375	$123,115

OPERATING EXPENSES:
Property operating expenses	17,455	18,155	56,384	51,500
Depreciation and amortization [1]	85,438	21,709	143,420	63,065
General and administrative expenses [2]	10,809	8,868	29,243	22,562
Total operating expenses	113,702	48,732	229,047	137,127

Interest expense	(9,719)	(12,680)	(65,865)	(37,995)
Mezzanine investment income, net	8,423	7,636	24,990	22,654
Realized and unrealized gains (losses) on interest rate options	9,209	2,231	48,005	10,608
Realized and unrealized gains (losses) on equity investments	(2,145)	1,233	20,152	2,107
Gains on dispositions of real estate	75,539	-	170,004	-
Lease modification income [1]	1,577	-	206,963	-
Other income (expense), net	(255)	552	(1,743)	2,959
Income (loss) before income tax benefit	16,610	(6,867)	321,834	(13,679)
Income tax benefit (expense)	17,563	2,021	(24,338)	9,881
Net income (loss)	34,173	(4,846)	297,496	(3,798)
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(2,907)	(127)	(5,446)	(41)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(240)	(296)	(585)	(862)
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	(1,554)	253	(14,648)	209
Net income (loss) attributable to Aimco	$29,472	$(5,016)	$276,817	$(4,492)

Net income (loss) attributable to common stockholders per share – basic [3]	$0.19	$(0.03)	$1.82	$(0.03)
Net income (loss) attributable to common stockholders per share – diluted [3]	$0.19	$(0.03)	$1.81	$(0.03)

Weighted-average common shares outstanding – basic	149,611	149,762	149,706	149,517
Weighted-average common shares outstanding – diluted	151,197	149,762	151,076	149,517

[1] In the three months ended September 30, 2022, as a result of the lease termination agreement with AIR Communities (AIR) and in accordance with GAAP, Aimco accelerated $69.7 million of depreciation on the associated leasehold improvements. Also, Aimco reduced the right-of-use lease assets associated with these properties to zero and recognized lease modification income of $1.6 million. Per the terms of the lease termination agreement, Aimco received $200 million of cash payments from AIR in exchange for the return of the properties from Aimco to AIR. Aimco received $10 million of cash payments from AIR in the form of a nonrefundable deposit in the second quarter and the remaining $190 million in the third quarter.

[2] General and administrative expense includes $1.7 million and $4.6 million of expenses to be reimbursed to AIR, per agreement upon separation, for consulting services, with respect to strategic growth, direction, and advice, in the three and nine months ended September 30, 2022, respectively. This agreement is expected to conclude at year end.

[3] See Note 6 of Aimco's Third Quarter 2022 SEC Form 10-Q, filed November 7, 2022, for additional details.

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Consolidated Balance Sheets

(in thousands) (unaudited)

	September 30,	December 31,
	2022	2021
Assets
Buildings and improvements	$1,248,005	$1,257,214
Land	639,272	534,285
Total real estate	1,887,277	1,791,499
Accumulated depreciation	(516,857)	(561,115)
Net real estate	1,370,420	1,230,384
Cash and cash equivalents	206,366	233,374
Restricted cash	19,075	11,208
Mezzanine investments	362,788	337,797
Interest rate options	61,448	25,657
Right-of-use lease assets	95,506	429,768
Other assets, net	180,641	165,913
Total assets	$2,296,244	$2,434,101

Liabilities and Equity
Non-recourse property debt, net	$859,593	$483,137
Construction loans, net	80,816	163,570
Notes payable to AIR	—	534,127
Total indebtedness	940,409	1,180,834
Deferred tax liabilities	121,344	124,747
Lease liabilities	98,467	435,093
Accrued liabilities and other	125,132	97,400
Total liabilities	1,285,352	1,838,074

Redeemable noncontrolling interests in consolidated real estate partnerships	158,135	33,794

Equity:
Common Stock	1,492	1,498
Additional paid-in capital	514,341	521,842
Retained earnings (accumulated deficit)	250,996	(22,775)
Total Aimco equity	766,829	500,565
Noncontrolling interests in consolidated real estate partnerships	45,517	35,213
Common noncontrolling interests in Aimco Operating Partnership	40,411	26,455
Total equity	852,757	562,233
Total liabilities and equity	$2,296,244	$2,434,101

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Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended September 30, 2022	Trailing 12 Months Ended September 30, 2022
Net Income	$34,173	$294,412
Adjustments:
Interest expense	9,719	80,773
Income tax (benefit) expense	(17,563)	20,649
Gains on dispositions of real estate	(75,539)	(170,004)
Lease modification income	(1,577)	(206,964)
Depreciation and amortization	85,438	165,067
Adjustment related to EBITDAre of unconsolidated partnerships	253	950
EBITDAre	$34,904	$184,883
Net (Income) loss attributable to redeemable noncontrolling Interests consolidated real estate partnerships	(2,907)	(5,496)
Net (Income) loss attributable to noncontrolling interests consolidated real estate partnerships	(240)	(859)
EBITDAre adjustments attributable to noncontrolling interests	(93)	(590)
Mezzanine investment income, net accrued	(8,423)	(32,772)
Unrealized (gains) losses on interest rate options	(9,209)	(43,906)
Unrealized (gains) losses on IQHQ investment	-	(20,501)
Adjusted EBITDAre	$14,032	$80,758

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Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Weighted Average Maturity (Years)	Weighted Average Stated Interest Rate
Fixed rate loans payable	$776,333	$5,134	$(171)	$781,296	8.4	4.25%
Floating rate loans payable	91,904	3,441	(15,633)	79,712	1.7	9.02%
Construction loan debt [1]	86,693	—	(1,223)	85,470	1.9	5.96%
Total non-recourse debt [2]	$954,930	$8,575	$(17,027)	$946,478	7.2	4.86%

Revolving Credit Facility	—	—	—	—
Cash and restricted cash	(225,441)	—	—	(225,441)
Net Leverage	$729,489	$8,575	$(17,027)	$721,037

Aimco Share Non-Recourse Debt

	Amortization	Maturities [3]	Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2022 Q4	$942	$—	$942	—%	—%
Total 2022	942	—	942	—	—

2023 Q1	957	—	957	—	—
2023 Q2	953	—	953	—	—
2023 Q3	962	3,441	4,403	0.36%	10.00%
2023 Q4	977	—	977	—	—
Total 2023	3,850	3,441	7,290	0.36%	10.00%

2024	3,993	150,727	154,720	15.93%	7.42%
2025	4,144	11,013	15,157	1.16%	7.17%
2026	2,822	75,519	78,341	7.98%	3.10%
2027	2,122	—	2,122	—	—
2028	2,201	—	2,201	—	—
2029	2,284	179,646	181,930	18.98%	4.66%
2030	2,370	—	2,370	—	—
2031	1,702	104,508	106,210	11.04%	3.20%
Thereafter	120	395,074	395,194	41.74%	4.61%
Total Aimco Share	$26,550	$919,928	$946,478

[1] Aimco’s construction loan debt consists of non-recourse, floating rate loans.

[2] Consolidated total non-recourse debt excludes $14.5 million of deferred financing costs.

[3] Debt maturities are presented with the earliest maturity date and do not include contractual extension options.

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

September 30, 2022
Class A Common Stock Outstanding	149,124
Participating unvested restricted stock	2,175
Dilutive options, share equivalents, and non-participating unvested restricted stock	1,307
Total shares and dilutive share equivalents	152,606
Common Partnership Units and equivalents outstanding	8,518
Total shares, units and dilutive share equivalents	161,124

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Supplemental Schedule 3

Aimco Portfolio

(square feet in thousands) (land in acres) (unaudited)

	Number of Properties	Number of Apartment Homes [4]	Office and Retail Sq Ft	Hotel Keys	Development Land [5]
Consolidated
Stabilized Operating Properties	21	5,582	27.1	-	-
Other Real Estate [1]	2	58	295.0	-	-
Development and Redevelopment - Owned	3	965	103.6	106	-
Development and Redevelopment - Land [2]	6	26	-	-	21.2
Development and Redevelopment - Leased	1	24	-	-	-
Assets Held for Sale [3]	1	-	-	-	0.8
Total Consolidated	34	6,655	425.7	106	22.0
Unconsolidated	6	142	-	-	6.2
Total Portfolio	40	6,797	425.7	106	28.2

Total Consolidated (Aimco Share)		6,557	415.3	106	12.1
Total Unconsolidated (Aimco Share)		72	-	-	2.2
Total Portfolio (Aimco Share)		6,630	415.3	106	14.4

[1] Other Real Estate includes:

•
1001 Brickell Bay Drive, Aimco’s office building adjacent to Yacht Club Apartments in the Brickell neighborhood of Miami, Florida, and
•
Eldridge Townhomes, located adjacent to Elm Creek Apartments in Elmhurst, Illinois, acquired in 3Q 2021.

[2] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado that was acquired in 3Q 2021;
•
Two land parcels in Miami, Florida for potential future developments adjacent to The Hamilton which include 26 homes; and
•
Two land parcels along Broward Boulevard and the land in Flagler Village in Fort Lauderdale, Florida for potential future developments.

[3] As of September 30, 2022, Aimco was under contract to sell one of the three land parcels acquired in January by its Fort Lauderdale joint venture. The consolidated joint venture expects to close on the sale in the fourth quarter of 2022.

[4] Number of apartment homes includes all current apartments and those authorized for development, it does not include office, retail, or hotel units.

[5] Development land includes land held by Aimco for future development, land with projects in active development is not included in this presentation.

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Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2022

Capital Replacements and Casualty	$3,800	$10,656
Property Upgrades	525	1,325
Development and Redevelopment [1]	60,623	188,870
Total Capital Additions	$64,948	$200,851

[1] Third quarter 2022 total capital additions include $47 million of Direct Capital Investment, $34 million on active projects and $13 million on projects completed in the third quarter, projects in planning, and certain other costs capitalized in accordance with GAAP.

Third Quarter 2022 Earnings Release and Supplemental Schedules | 15

Supplemental Schedule 5

Aimco Active Development and Redevelopment Project Summaries

(dollars in millions) (unaudited)

					Direct Capital Investment
	Location	Number of units approved for development or redevelopment	Pre-Leased	Land Cost/ Leasehold Value	Planned	To-Date	Remaining	Expected / Actual Initial Occupancy [5]	Expected / Actual Stabilized Occupancy [5]	Expected / Actual NOI Stabilization [5][6]
Aimco Owned
The Benson Hotel and Faculty Club	Aurora, CO	106	—	$6.2	$63.8	$48.8	$15.0	1Q 2023	2Q 2025	4Q 2026
Upton Place [1]	Washington, D.C.	689	—	92.8	260.0	128.8	131.2	4Q 2023	4Q 2025	4Q 2026
The Hamilton [2]	Miami, FL	276	30%	67.1	97.6	85.3	12.3	4Q 2022	4Q 2023	3Q 2024
Subtotal		1,071		$166.1	$421.4	$262.9	$158.5

Leased Properties [3]
Oak Shore	Corte Madera, CA	24	—	$6.1	$47.1	$15.9	$31.2	3Q 2023	2Q 2024	2Q 2025
Subtotal		24		$6.1	$47.1	$15.9	$31.2

Total		1,095		$172.2	$468.5	$278.8	$189.7

Estimated Size of Portfolio in Active Development and Redevelopment [4]				$640.7

[1] Planned Direct Capital Investment for Upton Place at Aimco's 90% share is $234 million. The ground lease for Upton Place is presented at its initial GAAP value recorded at the formation of the joint venture.

[2] Initial occupancy at The Hamilton occurred in October 2022. As of October 31, 2022, 35% of units were leased. Planned investments have increased due to costs associated with the final settlement with prior residents as well as costs related to the delayed initial occupancy. Actual stabilized occupancy date is now expected in 4Q 2024 as we focus on maximizing value by slowing lease pace as we optimize rates, which are currently approximately $1,000 per month ahead of underwriting.

[3] The annualized lease payment for Aimco's leased property is $0.3 million.

[4] Estimated size of portfolio in active development and redevelopment represents the property valuation for leasehold and the planned Direct Capital Investment.

[5] Occupancy timing and stabilization are estimates subject to change.

[6] The weighted average expected stabilized NOI yield on total expected Direct Capital Investment plus Leasehold Value (when applicable) for the developments and redevelopments presented is expected to be 5.9%.

Third Quarter 2022 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

3Q 2022 v. 3Q 2021			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	3Q 2022	3Q 2021	Growth	3Q 2022	3Q 2021	Growth	3Q 2022	3Q 2021	Growth	3Q 2022	3Q 2022	3Q 2021	3Q 2022	3Q 2021
Boston	5	2,719	$15,220	$13,946	9.1%	$4,209	$4,054	3.8%	$11,011	$9,892	11.3%	72.3%	94.9%	98.5%	$1,966	$1,736
Chicago	6	1,437	8,792	8,036	9.4%	2,704	2,945	(8.2%)	6,088	5,091	19.6%	69.2%	97.0%	97.0%	2,103	1,922
New York City	3	150	1,907	1,552	22.9%	892	875	1.9%	1,015	677	49.9%	53.2%	98.2%	92.8%	4,315	3,716
SE Florida	2	729	5,668	4,764	19.0%	1,466	1,515	(3.2%)	4,202	3,249	29.3%	74.1%	96.6%	98.6%	2,683	2,209
Other Markets	4	507	3,087	2,812	9.8%	939	898	4.6%	2,148	1,914	12.2%	69.6%	97.1%	97.6%	2,091	1,894
Total	20	5,542	$34,674	$31,110	11.5%	$10,210	$10,287	(0.7%)	$24,464	$20,823	17.5%	70.6%	96.0%	97.9%	$2,173	$1,912

3Q 2022 v. 2Q 2022			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	3Q 2022	2Q 2022	Growth	3Q 2022	2Q 2022	Growth	3Q 2022	2Q 2022	Growth	3Q 2022	3Q 2022	2Q 2022	3Q 2022	2Q 2022
Boston	5	2,719	$15,220	$14,599	4.3%	$4,209	$4,270	(1.4%)	$11,011	$10,329	6.6%	72.3%	94.9%	97.4%	$1,966	$1,838
Chicago	6	1,437	8,792	8,520	3.2%	2,704	2,975	(9.1%)	6,088	5,545	9.8%	69.2%	97.0%	97.8%	2,103	2,022
New York City	3	150	1,907	1,758	8.5%	892	839	6.3%	1,015	919	10.4%	53.2%	98.2%	98.5%	4,315	3,965
SE Florida	2	729	5,668	5,254	7.9%	1,466	1,468	(0.1%)	4,202	3,786	11.0%	74.1%	96.6%	98.5%	2,683	2,440
Other Markets	4	507	3,087	2,973	3.8%	939	868	8.2%	2,148	2,105	2.0%	69.6%	97.1%	97.5%	2,091	2,004
Total	20	5,542	$34,674	$33,104	4.7%	$10,210	$10,420	(2.0%)	$24,464	$22,684	7.8%	70.6%	96.0%	97.7%	$2,173	$2,039

3Q 2022 YTD v. 3Q 2021 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	3Q 2022 YTD	3Q 2021 YTD	Growth	3Q 2022 YTD	3Q 2021 YTD	Growth	3Q 2022 YTD	3Q 2021 YTD	Growth	3Q 2022 YTD	3Q 2022 YTD	3Q 2021 YTD	3Q 2022 YTD	3Q 2021 YTD
Boston	5	2,719	$44,100	$40,339	9.3%	$12,761	$12,265	4.0%	$31,339	$28,074	11.6%	71.1%	96.9%	98.3%	$1,859	$1,678
Chicago	6	1,437	25,620	23,610	8.5%	8,522	8,414	1.3%	17,098	15,196	12.5%	66.7%	97.6%	97.3%	2,030	1,876
New York City	3	150	5,391	4,492	20.0%	2,610	2,621	(0.4%)	2,781	1,871	48.6%	51.6%	98.6%	91.0%	4,049	3,658
SE Florida	2	729	15,887	13,618	16.7%	4,330	4,336	(0.1%)	11,557	9,282	24.5%	72.7%	98.1%	98.5%	2,469	2,107
Other Markets	4	507	9,004	8,068	11.6%	2,651	2,790	(5.0%)	6,353	5,278	20.4%	70.6%	97.7%	96.6%	2,020	1,830
Total	20	5,542	$100,002	$90,127	11.0%	$30,874	$30,426	1.5%	$69,128	$59,701	15.8%	69.1%	97.4%	97.7%	$2,059	$1,849

Excluded from the tables above is one, 40-unit apartment community that Aimco’s ownership includes a partnership share.

Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Denver, Colorado; Nashville, Tennessee; Atlanta, Georgia; and San Francisco, California.

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Supplemental Schedule 7

Acquisitions, Dispositions, and Leased Communities

(dollars in millions) (square feet in millions) (unaudited)

As of September 30, 2022

2022 Acquisitions
Land Acquisitions	Location	Closing Date	Purchase Price	Acres	Estimated Development Sq Ft
Broward Land	Fort Lauderdale, FL	January 2022	$49.0	4.2	3.0
34th and Biscayne Blvd [1]	Miami, FL	January 2022	1.7	0.1	1.0
Flagler Village	Fort Lauderdale, FL	June - August 2022	100.0	8.8	3.0
Total Land Acquisitions [2]			$150.7	13.1	7.0

[1] In 2022, Aimco formed a joint venture for the construction of approximately one million square feet of mixed-use development. Aimco has a 20% share of the joint venture, which includes the initial contribution of the land at 34th and Biscayne Blvd.

[2] In addition, Aimco executed a joint venture agreement to act as a co-GP on the development of a phased multifamily community in Bethesda, Maryland. Aimco will participate in the first two phases totaling an estimated 0.5 million square feet with an expected Aimco investment of approximately $18 million. Aimco also has rights to increase investment and to choose to participate in future phases of development.

2022 Dispositions
Apartment Dispositions	Location	Closing Date	Sales Price	Units	NOI Cap Rate [3]	Property Debt	Net Sales Proceeds [4]
Pathfinder Village	Fremont, CA	May 2022	$127.0	246	4.1%	$55.0	$71.8
Cedar Rim	Renton, WA	July 2022	53.0	104	3.7%	-	52.5
2900 on First	Seattle, WA	August 2022	69.0	135	3.9%	-	68.4
Total Apartment Dispositions			$249.0	485	4.0%	$55.0	$192.7

Cancelled Leases	Location	Closing Date	Asset Value	Units	Leasehold Value	Construction Loan	Net Sales Proceeds [4]
Initial Four Leased Properties	Various	September 2022	$669.0	865	$469.0	$138.4	$61.6
Total Cancelled Leases			$669.0	865	$469.0	$138.4	$61.6

Alternative Investment Dispositions		Closing Date	Value Sold	Shares	Percent of Investment Sold
IQHQ		June 2022	$16.5	651,113	22%
Total Alternative Investment Dispositions			$16.5	651,113

TOTAL Dispositions			$934.5

[3] NOI Cap Rate is calculated based on the annualized NOI (inclusive of property management fees) for the most recent quarter prior to the sale of asset, divided by the sales price.

[4] Net Sales Proceeds are after the repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

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Supplemental Schedule 8

Net Asset Value Components

(dollars in millions) (unaudited)

	3Q 2022 NOI [1]	Annualized NOI
Operating Properties
Boston	$11.0	$44.0
Chicago	6.1	24.4
New York City	1.0	4.1
SE Florida	4.2	16.8
Other Markets	2.1	8.6
Total Stabilized Operating Properties	24.5	97.9
Other Real Estate [2]	3.0	11.9
Active Developments and Redevelopments (est. stabilized NOI) [3]		37.5
Total Stabilized and Other Real Estate		$147.3

		Value as of September 30, 2022
Land and Alternative Investments
Land inventory at cost [4]		$174.1
Mezzanine loan in Parkmerced Apartments [5]		362.8
Fair value of equity investment in IQHQ		59.7
Fair value of equity investments in RE Tech Funds		3.9
Cash and cash equivalents
Cash and cash equivalents		$206.4
Restricted cash		19.1
Indebtedness
Amounts drawn on Aimco's revolving secured credit facility		$-
Non-recourse property debt, net		859.6
Construction loans, net		80.8
Preferred equity interests		158.1
Leaseholds [3]		6.1
Other
Investment remaining to complete active developments and redevelopments [3]		$188.9
Other liabilities, net		52.9
Common Stock, Partnership Units and Equivalents (in millions)
Total shares, units and dilutive share equivalents		161.1

[1] Property NOI is presented at Aimco share and does not include property management fees of 3% of revenue
[2] Other Real Estate includes 1001 Brickell Bay Drive, Aimco's class A office building located in the Brickell neighborhood of Miami, Florida and Eldridge Townhomes located in Elmhurst, Illinois.
[3] See Supplemental Schedule 5 for additional details
[4] Includes land purchased for development or redevelopment
[5] Includes the principal loan amount of $275 million plus accrued interest.

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Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 92.6% of the legal interest in the common partnership units of the Aimco OP and 95.0% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships;
•
income recognized due to the modification of leased assets; and
•
adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.

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ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
•
the amount of unrealized gains recognized by Aimco on its interest rate options, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;
•
the amount of unrealized gains recognized in the second quarter 2022 by Aimco on its investment in IQHQ, in conjunction with Aimco's redemption of 22% of its investment in IQHQ, Aimco's remaining 2.4 million shares were valued at a stepped up basis; and
•
the amount of interest income recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments that was accrued but not paid during the quarter.

FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments includes the $275 million mezzanine loan, and associated accrued interest, made by Aimco to a partnership owning Parkmerced Apartments, located in southwest San Francisco, California. For more information regarding this investment see Aimco’s SEC Form 10-K filed for the period ended December 31, 2021.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

OTHER LIABILITIES, NET: Other liabilities, net, as presented on Supplemental Schedule 8, Net Asset Value Components, generally consists of the land lease for Aimco's Upton Place development, accrued expenses, resident security deposits, accounts payable, and other general liabilities, net of interest rate options and other assets, excluding the fair value of Aimco's investments in IQHQ and real estate technology funds.

Other liabilities, net as of September 30, 2022, as presented in Supplemental Schedule 8, Net Asset Value Components, is calculated as follows (in millions):

Accrued Liabilities and Other (per Consolidated Balance Sheet)	$125.1
Other assets, net (per Consolidated Balance Sheet)	(180.6)
Interest Rate Options (per Consolidated Balance Sheet)	(61.4)

Adjustments
Fair value of equity investment in IQHQ	59.7
Fair value of equity investments in RE Tech Funds	3.9
Land Lease on Upton Place	106.3

Other liabilities, net (per Schedule 8)	$52.9

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PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party investment interests as described in Note 2 of Aimco’s Quarterly Report on Form 10-Q filed on November 7, 2022.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Segment NOI Reconciliation	Three Months Ended (in thousands)
	September 30, 2022		September 30, 2021
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$47,683	$17,455	$42,893	$18,155

Adjustment: Utilities reimbursement	(1,318)	(1,318)	(1,246)	(1,246)

Adjustment: Other Real Estate	(4,263)	$1,286	(3,472)	1,136

Adjustment: Non-stabilized and other amounts not allocated [2]	(7,428)	(7,213)	(7,066)	(7,759)

Total Stabilized Operating (per Schedule 6)	$34,674	$10,210	$31,110	$10,287

Segment NOI Reconciliation	Nine Months Ended (in thousands)
	September 30, 2022		September 30, 2021
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$148,375	$56,384	$123,115	$51,500

Adjustment: Utilities reimbursement	(4,221)	(4,221)	(3,719)	(3,719)

Adjustment: Other Real Estate	(13,619)	(4,085)	(9,783)	(3,251)

Adjustment: Non-stabilized and other amounts not allocated [2]	(30,533)	(17,204)	(19,486)	(14,104)

Total Stabilized Operating (per Schedule 6)	$100,002	$30,874	$90,127	$30,426

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[1] Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2] Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2021 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes Aimco’s commercial office building and an apartment community acquired after January 1, 2021 which therefore does not have operational data for comparable prior periods.

ASSETS HELD FOR SALE: Includes those assets, that as of June 30, 2022, were under contract, with non-refundable deposits.

VALUE CREATION, NET OF COSTS: Value Creation, net of costs is defined by Aimco, in particular, as it relates to the termination of leases with AIR, as the lease termination payment less development and financing costs, net of operating cash revenues and expenses during the leasehold period.

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